Exhibit A
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement No. 333-17031 of Rockwell Automation, Inc. on Form S-8 of our report dated June 20, 2007, appearing in this Annual Report on Form 11-K of Rockwell Automation Retirement Savings Plan for Salaried Employees for the year ended December 31, 2006.
Virchow, Krause & Company, LLP
Milwaukee, Wisconsin
June 20, 2007